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                                                                    EXHIBIT 4(a)


                            OXFORD HEALTH PLANS, INC.


                  2002 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
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                                Table of Contents

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                                    ARTICLE I
                                     GENERAL

1.1   Purpose..............................................................   1
1.2   Definitions of Certain Terms.........................................   1
1.3   Administration.......................................................   2
1.4   Persons Eligible for Options.........................................   2
1.5   Types of Options Under Plan..........................................   2
1.6   Shares Available for Options.........................................   2

                                   ARTICLE II
                             OPTIONS UNDER THE PLAN

2.1   Option Agreements....................................................   3
2.2   No Rights as a Shareholder...........................................   3
2.3   Grant of Options.....................................................   3
2.4   Exercise of Options..................................................   3
2.5   Termination of Service...............................................   4
2.6   Death of Non-Employee Director.......................................   4

                                   ARTICLE III
                                  MISCELLANEOUS

3.1   Amendment of the Plan; Modification of Options.......................   4
3.2   Restrictions.........................................................   4
3.3   Nonassignability.....................................................   5
3.4   Change in Control....................................................   5
3.5   Sale of Subsidiary...................................................   7
3.6   No Right to Employment...............................................   7
3.7   Non-Uniform Determinations...........................................   7
3.8   Other Payments or Awards.............................................   7
3.9   Section Headings.....................................................   7
3.10  Effective Date and Term of Plan......................................   7
3.11  Compliance with Rule 16b-3...........................................   8
3.12  Governing Law........................................................   8
3.13  Severability; Entire Agreement.......................................   8
3.14  No Third Party Beneficiaries.........................................   8
3.15  Successors and Assigns...............................................   8
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                                   ARTICLE I
                                     GENERAL

1.1   Purpose

            The purpose of the Oxford Health Plans, Inc. 2002 Non-Employee Director Stock Option Plan (the "Plan") is to attract, retain and compensate highly qualified individuals who are not current or former employees of Oxford Health Plans, Inc. (the "Company") as members of the Board of Directors by encouraging them to acquire a proprietary interest in the success of the Company through the ownership of Company stock, in addition to underscoring their common interest with stockholders in increasing the value of the Common Stock over the long term.

1.2   Definitions of Certain Terms

            (a) "Board" means the Board of Directors of the Company.

            (b) "Code" means the Internal Revenue Code of 1986, as amended.

            (c) "Committee" means a committee whose members shall, from time to time, be appointed by the Board according to Section 1.3(a) of this Plan.

            (d) "Common Stock" means the common stock of the Company, par value $0.01.

            (e) "Disability" means the inability to serve on the Board due to medically determined physical or mental incapacity that is expected to be permanent.

            (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (g) The "Fair Market Value" of a share of Common Stock on any date shall be (i) the closing sale price per share of Common Stock during normal trading hours on the national securities exchange on which the Common Stock is principally traded for such date or the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

            (h) "Non-Employee Director" means a member of the Board who is not a current employee of the Company or any of its subsidiaries.

            (i) "Option" means an option granted under the Plan.

            (j) "Option Agreement" means a written agreement entered into between the Company and a Non-Employee Director in connection with an Option.

            (k) "Option Exercise Price" means the amount payable by a Non-Employee Director on the exercise of an Option.

            (l) "Related Entity" means any parent or subsidiary corporation of the Company or any business, corporation, partnership, limited liability company or other entity in which the Company or a parent or a subsidiary corporation holds a controlling ownership interest, directly or indirectly.

            (m) "Rule 16b-3" means Rule 16b-3 under the Exchange Act.


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1.3   Administration

            (a) The Plan shall be administered by the Committee, which shall consist of no less than two directors all of whom shall be "non-employee directors" under Rule 16b-3. The Committee may delegate any of its powers under the Plan to a subcommittee of the Committee consisting of non-employee directors and to such officers of the Company as the Committee may select, consistent with applicable law.

            (b) The Committee or a subcommittee thereof (which hereinafter shall also be referred to as the Committee) shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Option Agreements, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) to amend the Plan to reflect changes in applicable law.

            (c) Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

            (d) The determination of the Committee on all matters relating to the Plan or any Option Agreement shall be final, binding and conclusive.

            (e) No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option.

1.4   Persons Eligible for Options

            Options under the Plan may be granted to all Non-Employee Directors.

1.5   Types of Options Under Plan

            Options may be granted under the Plan only in the form of nonqualified stock options.

1.6   Shares Available for Options

            (a) Total Shares Available. The total number of shares of Common Stock, which may be transferred pursuant to Options granted under the Plan shall not exceed 650,000 shares. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company's treasury or acquired by the Company for the purposes of the Plan. If any Option is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, or shares of Common Stock owned by a Non-Employee Director are tendered to pay the Option Exercise Price, then the shares covered by such forfeited, terminated or canceled Option or which are equal to the number of shares surrendered, withheld or tendered shall again become available for transfer pursuant to Options granted or to be granted under this Plan.

            (b) Adjustments. The number and kind of shares of Common Stock covered by each outstanding Option, the number and kind of shares available for Options, the number and kind of shares that may be subject to an Option to any one Non-Employee Director, and the price per share of Common Stock covered by each such outstanding Option shall be proportionately adjusted, as determined in the sole discretion of the Committee, for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or to reflect any distributions to holders of Common Stock other than regular cash dividends; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected


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without receipt of consideration." Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option. After any adjustment made pursuant to this paragraph, the number of shares subject to each outstanding Option shall be rounded to the nearest whole number.

                                   ARTICLE II
                             OPTIONS UNDER THE PLAN

2.1   Option Agreements

            Each Option granted under the Plan shall be evidenced by an Option Agreement which shall contain such provisions as the Committee in its discretion deems necessary or desirable.

2.2   No Rights as a Shareholder

            No Non-Employee Director (or other person having rights pursuant to an Option) shall have any of the rights of a shareholder of the Company with respect to shares subject to such Option until the issuance of a stock certificate to such person for such shares. Except as otherwise provided in
Section 1.6(b), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.3   Grant of Options

            (a) Each year on the first Friday following the Company's annual shareholder meeting, each person who then is a Non-Employee Director shall automatically be granted as of such date an Option to purchase 10,000 shares of Common Stock. Notwithstanding the foregoing, if, on the first Friday, the General Counsel of the Company determines, in his/her sole discretion, that the Company is in possession of material, undisclosed information about the Company, then the annual grant of Options to Non-Employee Directors shall be suspended until the second day after public dissemination of such information and the price, exercisability date and Option Period shall then be determined by reference to such later date. If Common Stock is not traded on the national securities exchange on which the Common Stock is principally traded on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter on which Common Stock is so traded.

            (b) Each Option Agreement shall set forth the Option Exercise Price, which shall be equal to the Fair Market Value of a share of Common Stock on the date the Option is granted.

            (c) Each Option Agreement shall set forth the periods during which the Option evidenced thereby shall be exercisable, whether in whole or in part, as provided in Section 2.4 below.

2.4   Exercise of Options

            Each Option shall be exercisable as follows:

            (a) One-fourth of the shares of Common Stock underlying each Option shall become exercisable on each of the date of the grant, and the next three anniversaries of the date of the grant. The foregoing exercise dates shall apply to all Options. All rights to exercise an Option shall expire seven years after the date of the grant ("Option Period").

            (b) An Option shall be exercised by written notice to the Company, on such form and in such manner as the Committee shall prescribe.


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            (c) Any written notice of exercise of an Option shall be accompanied by payment of the Option Exercise Price for the shares being purchased. Such payment shall be made (i) in cash (by certified check or as otherwise permitted by the Committee), or (ii) to the extent specified in the Option Agreement (A) by delivery of shares of Common Stock (which, if acquired pursuant to the exercise of an Option, were acquired at least six (6) months prior to the option exercise date) having a Fair Market Value (determined as of the exercise date) equal to all or part of the Option Exercise Price and cash for any remaining portion of the Option Exercise Price, or (B) to the extent permitted by law, by such other method as the Committee may from time to time prescribe, including a cashless exercise procedure through a broker-dealer.

            (d) Promptly after receiving payment of the full Option Exercise Price, the Company shall, subject to the provisions of Section 3.2 (relating to certain restrictions), deliver to the Non-Employee Director or to such other person as may then have the right to exercise the Option, a certificate or certificates for the shares of Common Stock for which the Option has been exercised.

2.5   Termination of Service

            Upon termination of service as a Non-Employee Director (for reasons other than death), only those Options immediately exercisable at the date of termination of service shall be exercisable by the Non-Employee Director. Such Options must be exercised within 90 days of termination of service (but in no event after the expiration of the Option Period) or they shall be forfeited, provided, however, that upon termination of service due to Disability of the Non-Employee Director such Options must be exercised within 365 days of termination of service.

2.6   Death of Non-Employee Director

            Upon the death of a Non-Employee Director, only those Options which were exercisable on the date of death shall be exercisable by his/her legal representatives or heirs. Such Options must be exercised within 365 days from date of death (but in no event after the expiration of the Option Period) or they shall be forfeited.

                                  ARTICLE III
                                  MISCELLANEOUS

3.1   Amendment of the Plan; Modification of Options

            (a) The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no amendment revising the price, date of exercisability, Option Period, or amount of shares under an Option shall be made more frequently than every six months unless necessary to comply with the Code and that no amendment may revoke or alter in a manner unfavorable to the Non-Employee Directors any Options then outstanding, nor that the Board shall amend this Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 or any other requirement of applicable law or regulation. Notwithstanding the foregoing, the Board may not modify the Option Exercise Price as set forth in
Section 2.3(b) whether through amendment, cancellation, replacement grants or any other means (except by virtue of an adjustment pursuant to Section 1.6(b)).

            (b) Notwithstanding the foregoing, any such amendment that materially impairs the rights or materially increases the obligations of a Non-Employee Director under an outstanding Option shall be made only with the consent of the Non-Employee Director (or, upon the Non-Employee Director's death, the person having the right to exercise the Option).

3.2   Restrictions

            (a) If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Option, the


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issuance or purchase of shares of Common Stock or other rights thereunder, or the taking of any other action thereunder (a "Plan Action"), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

            (b) The term "consent" as used herein with respect to any action referred to in paragraph (a) means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Non-Employee Director with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.3   Nonassignability

            Except to the extent otherwise provided in the applicable Option Agreement, no Option shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such Options shall be exercisable during the life of the Non-Employee Director only by the Non-Employee Director or the Non-Employee Director's legal representative.

3.4   Change in Control

            (a) A "Change in Control" means the occurrence of any one of the following events:

                  (i) any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the total voting power of the Company's then outstanding securities generally eligible to vote for the election of directors (the "Company Voting Securities); provided, however, that any of the following acquisitions shall not be deemed to be a Change in Control: (1) by the Company or any subsidiary or affiliate, (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or affiliate, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (4) pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii));

                  (ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries or affiliates that requires the approval of the Company's stockholders whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 80% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination and (B) no person (other than any employee benefit plan (or any related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) representing 30% of the total voting power of the securities then outstanding generally eligible to vote for the election of directors of


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      the Surviving Corporation (any Business Combination which satisfies all of the criteria specified in (A) and (B) above shall be deemed to be a "Non-Qualifying Transaction");

                  (iii) individuals who, on January 1, 2002, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least two-thirds of the Board, provided that any person becoming a director subsequent to January 1, 2002, whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

                  (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or,

                  (v) the consummation of a sale of all or substantially all of the Company's assets to an entity that is not an affiliate of the Company other than pursuant to a Non-Qualifying Transaction.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

            (b) The following shall occur if Options "Fully Vest": any stock options granted under the Plan shall become fully vested and immediately exercisable.

            (c) In the event of a Non-Qualifying Transaction, outstanding Options shall be assumed (or an equivalent award shall be substituted) by such Surviving Corporation or Parent Corporation. In the absence of an assumption (or substitution) of Options, the Options shall Fully Vest unless the Committee determines in its sole discretion that this Section 3.7(c) shall not apply, in which case, the Committee shall proceed in accordance with Section 3.7(d)(i) below.

            (d) Upon the occurrence of any Change in Control or upon the occurrence of a Non-Qualifying Transaction where Options cannot be assumed (or substituted) by the Surviving Corporation or Parent Corporation, the Committee may, in its sole discretion, (i) provide that stock options granted under the Plan will be cancelled and terminate and that the holder of each stock option then outstanding shall receive for each share of Common Stock subject to the option a cash payment (or the delivery of shares of stock or other securities valued on the date of the Change in Control, or a combination of cash and securities) from the Company to the Grantee equal to the difference between the Fair Market Value of one share of Common Stock on the date of the Change in Control (or Non-Qualifying Transaction) and the per share exercise price of such option multiplied by the number of shares of Common Stock subject to such Award, or (ii) provide that the period to exercise stock options granted under the Plan shall be extended (but not beyond the expiration of such option).

            (e) For the purposes of this Section 3.7, a stock option right shall be considered "assumed or substituted" if in the reasonable determination of the Committee (i) the aggregate intrinsic value (the difference between the fair market value and the exercise price per share of Common Stock multiplied by the number of shares of Common Stock subject to such Award) of the assumed (or substituted) award immediately after the Change in Control is substantially the same as the aggregate


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intrinsic value of such Award immediately before such transaction and (ii) the ratio of the exercise price per assumed (or substituted) award to the fair market value per share of successor corporation stock immediately after the Change in Control is substantially the same as such ratio for the Award immediately before such transaction.

            (f) Upon the occurrence of a Change in Control specified in paragraph (a)(i), or (iii) above and immediately prior to the occurrence of a Change in Control specified in paragraph (a)(ii) or (v) Options shall Fully Vest.

            (g) Upon the occurrence of a Change in Control specified in paragraph (a)(iv) above, all provided, however, such date shall be no later than the date of liquidation or dissolution any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

3.5   Sale of Subsidiary

            Unless the Committee determines at any time in its sole discretion that this Section 3.8 shall not apply, in the event the Company sells or spins off a portion of its assets or one of its Related Entities and a Non-Employee Director is determined to have a Termination of Services as a result of such sale or spin-off, then the Non-Employee Director shall (i) receive an additional one (1) year of vesting in all Options and (ii) be permitted to exercise Non-Employee Director's outstanding Options until the earlier of one (1) year after such Termination of Employment or the expiration of the Option.

3.6   No Right to Employment

            Nothing in the Plan or in any Option Agreement shall confer upon any Non-Employee Director the right to continue as a director nor affect any right which the Company or Related Entity may have to terminate such director's services at any time (with or without cause).

3.7   Non-Uniform Determinations

            The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Options (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Option Agreements, as to the persons to receive Options, and the terms and provisions of Options.

3.8   Other Payments or Awards

            Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.9   Section Headings

            The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

3.10  Effective Date and Term of Plan

            The Plan shall become effective upon its approval by the Board. Unless otherwise determined by the Board, all Options under the Plan granted prior to shareholder approval of this Plan are subject in their entirety to such approval. If such approval is not obtained prior to the first anniversary of the date of adoption of the Plan, the Plan and all Options thereunder shall terminate on that date.


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3.11  Compliance with Rule 16b-3

            It is the Company's intent that the Plan comply in all respects with Rule 16b-3. If any provision of the Plan is later found not to be in compliance with such Rule, the provision shall be deemed null and void. All grants and exercises of Options under the Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act, as amended and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 or any amendments thereto or any successor regulation, then the Board may make such modifications so as to conform the Plan and any Options granted thereunder to the Rule's requirements.

3.12  Governing Law
            All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

3.13  Severability; Entire Agreement

            If any of the provisions of this Plan or any Option Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable. The Plan and any Option Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.14  No Third Party Beneficiaries

            Except as expressly provided therein, neither the Plan nor any Option Agreement shall confer on any person other than the Company and the Non-Employee Director any rights or remedies thereunder.

3.15  Successors and Assigns

            The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.


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